Exhibit 99.1

            Willis Secures Majority Control of Argentina Operations

     NEW YORK--(BUSINESS WIRE)--May 26, 2004--Willis Group Holdings (NYSE:WSH), the global insurance broker, today announces that it has finalized the buy-out of a 20% stake in Herzfeld & Levy, the Group's retail operation in Argentina. On completion of this transaction Willis will have a 60% holding in Herzfeld & Levy.

     Willis anticipates acquiring the remaining 40% in 2010.

     Herzfeld & Levy is one of Argentina's leading insurance brokers. Headquartered in Buenos Aires, its 160 employees serve a broad range of large and mid-sized corporate clients.
     Joe Plumeri, Chairman and CEO of Willis, said, "A key element of our strategy for our international business is, where possible, to secure majority or full control of our operations in growing markets.
     "We are excited by our growth prospects in Argentina, which is emerging from recent economic difficulties. Moreover, we have ambitious expansion plans for Latin America as a whole and are confident we can achieve significant growth in both Argentina and the wider Latin America region."
     Roberto Herzfeld, who will continue as Managing Director of Herzfeld & Levy, said "Our relationship with Willis was developed through our shared values and reputation for the highest levels of integrity in the market. My colleagues and I are now delighted to become more closely integrated with Willis, the world's most dynamic and best performing global broker of recent years. Willis' glocal approach - global resources delivered locally through superb client service - fits our own culture very well and we are excited by the expanded opportunities available to us from this transaction."

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Nick Jones, + 44 20 7488-8190
             jonesnr@willis.com
             or
             Dan Prince, 212-837-0806
             prince_da@willis.com